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                                                                   EXHIBIT 10.55

                                October 29, 1997

Layne Leslie Britton
3677 Boise
Los Angeles, CA  90066

        RE:    RESIGNATION; MUTUAL RELEASE

Dear Layne:

        Reference is made to that certain Employment Agreement (the "Employment Agreement") dated as of October 18, 1996, by and between you and Ticketmaster Group, Inc. (the "Company"). This letter sets forth details of our understanding and mutual agreement concerning the termination of your Employment Agreement with the Company.

        1. SEVERANCE. Upon your execution of a copy of this letter, we will continue to pay you your Base Salary and minimal annual performance bonus for the Second Contract Year (as defined in your Employment Agreement) at such times as are provided in Sections 6(a) and (b) of the Employment Agreement. Effective as of your resignation date, all benefits previously provided to you in connection with your employment with us shall cease commencing as of the date hereof; provided, however, we will pay for COBRA, should you elect the same, for a period equal to the shorter of (a) the time at which you are covered by an employee medical plan of another entity or (b) thirty (30) days. The vested portion of your stock Options (as defined in your Non-Qualified Stock Option Agreement) is 12,500 shares. Your right to exercise the vested portion of your Options (subject to your Option Agreement and law) shall cease and terminate in full on April 30, 1998. You and we further agree that upon your execution of a copy of this letter, the Employment Agreement shall be declared terminated, null, and void, and shall be of no further force or effect, except that Section 10 (Confidentiality) and Section 11(1) (Attorney's Fees), shall all remain in full force and effect.

        2. MUTUAL RELEASE. In consideration of the foregoing terms, you and we hereby waive, release and forever discharge each other from any and all claims, obligations and liabilities which either of us may have had, may now have or may in the future have against each other resulting from, arising out of or in connection with any event, act, omission or circumstance occurring or prevailing up and to and including October __, 1997. You and we hereby waive, release and forever discharge each other, from any claim of any kind, whether known or unknown, suspected or unsuspected, arising out of or in any way related to your employment with Ticketmaster, and/or severance of such employment from Ticketmaster including, but not limited to, any claims based on lost wages, lost benefits, and/or any allegations of discrimination under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000e, et seq., the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protective Act of 1990, 29 U.S.C. Section 621, et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq., any and all other state discrimination statues, any contract, tort, wage and hour law, and/or any federal, state or local fair employment practice of civil rights law, ordinance or executive order, or any other wrongdoing or improper conduct whatsoever, including but not limited to, any claims for violation of any state or federal law or regulations, or for breach of contract breach of the implied covenant of good faith and fair dealing, wrongful discharge, misrepresentation, defamation, fraud, fraudulent inducement, or emotional distress, and any and all other claims or torts


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whatsoever, all to the fullest extent permitted by law. However, nothing herein shall release or waive any claims that you may have, if any, to any benefits that you are entitled to pursuant to Ticketmaster's 401-K Plan or to any rights you may have to indemnification from the Company for any of your acts on behalf of the Company during your employment solely to the extent the same may exist under applicable law.

               3. RELEASE OF AGE DISCRIMINATION CLAIMS. This Agreement as it relates to a release of age discrimination claims is revocable by you for a period of seven (7) calendar days following your execution of this agreement. The revocation must be in writing, must specifically revoke this agreement, and must be directed to Ned Goldstein, at facsimile number (310) 360-6512.

               4. RELEASE OF KNOWN AND UNKNOWN CLAIMS. In executing this agreement, you and we waive and relinquish all rights and benefits afforded by California Civil Code Section 1542 and do so understanding and acknowledging the significance and consequences of the specific waiver of Section 1542. Section 1542 states as follows:

               "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

               Thus, notwithstanding the provisions of Section 1542, you and we expressly acknowledge that paragraph 2, above, is also intended to include in its effect, without limitation, all such claims which you or we do not know or suspect to exist at the time of the execution of this agreement, and that this agreement contemplates the extinguishment of those claims. You and we acknowledge and agree that either of us may later discover facts different from or in addition to those you or we now know or believe to be true in entering into this agreement. You and we agree to assume the risk of the possible discovery of additional or different facts, including facts which may have been concealed or hidden, and agree that this agreement shall remain effective regardless of such additional or different facts.

        Upon our receipt of a signed copy of this letter agreement, we will forward to you under separate cover such information as is required by law pertaining to Continuation of Group Health Plan Coverage (COBRA) and California Unemployment Insurance.

        If the foregoing meets with your approval, please indicate your acceptance by executing an original of this letter agreement and returning it to us.

                                    Very truly yours,
                                    TICKETMASTER GROUP, INC.


                                    By:
                                       -----------------------------------------
                                            Ned S. Goldstein

Acknowledged and Agreed to By:


--------------------------------
Layne Leslie Britton